Exhibit 10.1

Personal and Confidential

_____________, 20__

Re:	Retention Bonus

Dear _____:

On behalf of YRC Worldwide Inc. (the “Company”), I am pleased to offer you the opportunity to earn the retention bonus described below if you agree to the terms and conditions of this letter agreement (this “Agreement”), which will be effective as of the date you execute and return a copy of this Agreement to the Company. Unless otherwise defined herein, all capitalized terms have the meanings set forth in Section 3.

1.Retention Bonus. You will be eligible to earn an aggregate retention bonus of $________ (the “Retention Bonus”).

2.Vesting Conditions. Your Retention Bonus will be earned and vested in accordance with the provisions of this Section 2.

(a)Pre-Paid Component. ___% of your Retention Bonus (the “Pre-Paid Component”) will be paid to you promptly after you execute and return this Agreement to the Company and will vest ratably over the period commencing on __________, 20__ and ending on the Completion Date (such period, the “Retention Period”) solely on the basis of your continued employment with the Company Group. You agree that in the event your employment with the Company Group terminates for any reason other than a Qualifying Termination before the Completion Date, you will repay to the Company, within twenty (20) days following such termination, the After-Tax Value of the unvested Pre-Paid Component.  By way of example, if your employment with the Company Group terminates other than in a Qualifying Termination one-third (1/3rd) of the way through the Retention Period, one-third (1/3rd) of the Pre-Paid Component would be vested, so you would be required to re-pay the After-Tax Value of two-thirds (2/3rd) of the Pre-Paid Component.

(b)Final Component.  The remaining _____% of your Retention Bonus (the “Final Component”) will be paid to you if, and only if, you are employed by the Company Group on the Completion Date. In the event your employment terminates before the Completion Date due to a Qualifying Termination, the Company will pay you within 90 days of your Qualifying Termination (but in any event no later than March 15 of the year following such termination) a pro rata portion of the Final Component based on the relative number of days you were employed during the Retention Period.

(c)CARES Act.  Notwithstanding anything to the contrary contained herein, the Company may reduce (including to $0) the amount of the Final Component to the extent necessary to avoid a violation of the UST Tranche A Term Loan Credit Agreement or the UST Tranche B Term Loan Credit Agreement, each dated July 7, 2020 (collectively, the “Financing Commitments”), as determined by the Compensation Committee of the Company’s Board of Directors in its sole discretion.

3.Definitions. For purposes of this Agreement:

“After-Tax Value” means the aggregate amount of the Pre-Paid Component net of any taxes withheld or paid in respect thereof and determined taking into account any tax benefit that may be available to you in respect of such repayment. The Company will determine the After-Tax Value, which determination will be final, conclusive and binding for all purposes hereunder.

“Cause” means (a) gross negligence or willful misconduct in connection with your duties or in the course of your employment with the Company Group, (b) an act of fraud, embezzlement or theft in connection with your duties or in the course of your employment with the Company Group, (c) intentional wrongful damage to property (other than of a de minimis nature) of the Company Group, (d) intentional wrongful disclosure of secret processes or confidential information of the Company Group which you believe or reasonably should believe will have a material adverse effect on the Company, or (e) an act leading to your conviction of a felony, or a misdemeanor involving moral turpitude.

“Company Group” means the Company and its direct and indirect subsidiaries.

“Disability” means your inability to perform your essential job functions with the Company Group due to a mental or physical impairment for at least 60 consecutive days.

“Good Reason” means (a) a material reduction in your title, position or responsibilities, (b) a reduction in your base salary, (c) a reduction in your target bonus opportunity, or (d) a mandatory relocation of your employment with the Company more than fifty (50) miles from the office of the Company where you are principally employed and stationed, except for travel reasonably required in the performance of your duties and responsibilities. To constitute Good Reason, you must provide written notice to the Company within 30 days of the occurrence of any event of Good Reason, the Company Group must fail to cure such event within 30 days of such notice and you must terminate employment within 10 days of the expiration of such cure period.

“Qualifying Termination” means the termination of your employment with the Company Group before the Completion Date (i) by the Company for a reason other than Cause, (ii) by you for Good Reason, or (iii) due to your death or Disability if, and only if, in the case of any termination other due to your death or Disability, you execute a release of employment related claims in a form to be provided by the Company (the “Release”) within the time provided by the Company to do so, and you do not revoke such Release within any time provided by the Company to do so.

“Completion Date” means __________.

4.Withholding Taxes. All amounts to be paid hereunder will be subject to and reduced by the amount of all applicable income, employment and other taxes required to be withheld by the Company or any other member of the Company Group under applicable law.

5.No Right to Continued Employment. Nothing in this Agreement will confer upon you any right to continued employment with the Company or any member of the Company Group (or any of their respective successors) or interfere in any way with the right of the Company or any member of the Company Group (or any of their respective successors) to terminate your employment at any time or for any reason or to change the terms of your employment in any manner.

6.Other Benefits. The Retention Bonus is a special payment to you and will not be taken into account in computing the amount of salary or compensation for purposes of determining any bonus, other retention, pension, retirement, death or other benefit under any other bonus, retention, pension, retirement, insurance or other employee benefit plan of any member of the Company Group, unless such plan or agreement expressly provides otherwise.

7.Governing Law. This Agreement will be governed by, and construed under and in accordance with, the internal laws of the State of Delaware, without reference to rules relating to conflicts of laws.

8.Notices.  All notices hereunder must be in writing and provided by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

To you:

At the most recent address on file at the Company.

To the Company:

YRC Worldwide Inc.

Attn: Corporate Secretary

10990 Roe Avenue

Overland Park, KS 66211

or to such other address as either party has furnished to the other in writing in accordance herewith.  Notices will be effective when actually received by the addressee.

9.Counterparts. This Agreement may be executed in one or more counterparts, including by electronic mail or facsimile, each of which when so executed and delivered will be an original, but all such counterparts together will constitute one and the same instrument.

10.Entire Agreement; Amendment. This Agreement constitutes the entire agreement between you and the Company with respect to the Retention Bonus and supersedes any and all prior agreements or understandings between you and the Company with respect to the Retention Bonus, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by you and the Company.

11.Section 409A. The Retention Bonus is intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and accordingly, this Agreement will be interpreted in a manner consistent therewith.  Notwithstanding the foregoing, the Company makes no representations that the Retention Bonus is exempt from, or compliant with, Section 409A and in no event will any member of the Company Group be liable for all or any portion of any taxes, penalties, interest or other expenses that you may incur on account of non-compliance with Section 409A.

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This Agreement is intended to be a binding obligation on you and the Company. If this Agreement accurately reflects your understanding as to the terms and conditions of the Retention Bonus, please sign, date, and return a copy of this Agreement to the Company via DocuSign. You should make a copy of the executed Agreement for your records.

Very truly yours,

YRC WORLDWIDE INC.

By:	Name: Title:

ACKNOWLEDGED AND AGREED:

[Name]

Date: